Exhibit 107
Calculation of Filing Fee Tables
Form
424B2
(Form Type)
Campbell Soup Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.750% Senior Notes due 2035	457(r)	$800,000,000	99.626%	$797,008,000	0.00015310	$122,021.92

Fees to Be Paid	Debt	5.250% Senior Notes due 2054	457(r)	$350,000,000	99.265%	$347,427,500	0.00015310	$53,191.15

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts			$1,150,000,000		$1,144,435,500

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due					$175,213.08
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,150,000,000.00. The prospectus is a final prospectus for the related offering.